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

                 [LETTERHEAD OF HARNISCHFEGER INDUSTRIES, INC.]

                                                                  April 30, 1999

DEAR FELLOW SHAREHOLDER:

After careful consideration and review, our board of directors has adopted amendments to the by-laws of Harnischfeger which further enhance the company's corporate governance procedures.

These amendments provide shareholders a more direct and active voice in how Harnischfeger conducts its business and are consistent with the commitment of both the board and management to serve the best interests of the company and all shareholders. This commitment also underlies the process through which the board, assisted by Chase Securities, Inc., is evaluating alternatives to enhance shareholder value, including potential transaction opportunities. At the same time, the company is continuing to work with its bank group led by Chase Manhattan Bank to seek to provide needed liquidity for operations.

In adopting the by-law amendments, the board carefully reviewed the by-law amendments proposed by a shareholder, Trinity Group. The adopted amendments reflect much of what is contained in the Trinity proposals. The board attempted to arrange a meeting between Trinity and two independent directors to discuss the amendments and other matters in an effort to resolve Trinity's concerns. The few differences between the amendments adopted by the board and the Trinity proposals have been carefully considered and are appropriate, reasonable and in the best interests of shareholders. Accordingly, the board strongly believes that the termination by Trinity of its consent solicitation would be in the best interests of all shareholders.

Unfortunately, Trinity refused to meet and to have a constructive discussion. Consequently, by proceeding with its consent solicitation, Trinity is creating circumstances which are disruptive to the efforts in which Harnischfeger now is engaged to try to create enhanced shareholder value and liquidity.

ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS OPPOSE THE CONSENT SOLICITATION BEING UNDERTAKEN BY THE TRINITY GROUP. THE BEST INTERESTS OF ALL SHAREHOLDERS ARE SERVED BY THE BY-LAW AMENDMENTS ALREADY ADOPTED BY THE BOARD. THE BOARD URGES SHAREHOLDERS TO REJECT THE TRINITY CONSENT SOLICITATION.

We had hoped that Trinity would join us constructively in our efforts to achieve for Harnischfeger the goals of enhanced value and needed liquidity. However, Trinity has chosen to complicate matters.

You will soon be receiving Harnschfeger's preliminary proxy materials opposing the Trinity consent solicitation. We appreciate your support.

On behalf of the board of directors,


/s/ Jeffery T. Grade                         /s/ L. Donald LaTorre

JEFFERY T. GRADE                             L. DONALD LATORRE
Chairman and Chief Executive                 Chairman, Corporate Governance
Officer                                      Committee

CERTAIN ADDITIONAL INFORMATION: Harnischfeger Industries, Inc. will be soliciting revocations of consents to the porposals of Trinity I Fund, L.P., Portfolio Genpar, LLC, and Portfolio FF Investors, L.P. (collectively, the "Trinity Group"). The following individuals may be deemd to be participants in the solicitation of revocations of consents by Harnischfeger Industries, Inc.:
Harnischfeger Industries, Inc., Jeffery T. Grade, John N. Hanson, Francis M. Corby, Jr., Larry D. Brady, Robert M. Gerrity, John D. Correnti, Robert B. Hoffman, Jean-Pierre Labruyere, L. Donald LaTorre, Leonard Redon, Donna M. Alvarado, Harry L. Davis and Stephen M. Peck. As of April 20, 1999, Mr. Grade is the beneficial owner of 1,119,611 shares of the company's common stock; Mr Hanson is the beneficial owner of 229,858 shares of the company's common stock; Mr. Corby is the beneficial owner of 486,266 shares of the company's common stock; Mr. Brady is the beneficial owner of 7,212 shares of the company's common stock; Mr. Gerrity is the beneficial owner of 3,747 shares of the company's common stock; Mr. Correnti is the beneficial owner of 5,745 shares of the company's common stock; Mr. Hoffman is the beneficial owner of 5,261 shares of the company's common stock; Mr. Labuyere is the beneficial owner of 8,145 shares of the company's common stock; Mr. LaTorre is the beneficial owner of 5,304 shares of the company's common stock; Mr. Redon is the beneficial owner of 4,456 shares of the company's common stock; Ms. Alvarado is the beneficial owner of 6,388 shares of the company's common stock; Mr. Davis is the beneficial owner of 15,200 shares of the company's common stock; and Mr. Peck is the beneficial owner of 12,000 shares of the company's common stock.






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
HARNISCHFEGER INDUSTRIES, INC.
c/o MacKenzie Partners, Inc.
156 Fifth Avenue
New York, NY 10010